Exhibit 99.1

NEWS RELEASE
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Third Quarter 2010
Net Income of $4.6 Million, up 86% on Sales of $49.9 Million
•	2010 third quarter operating margin expanded to 14.5% from 8.1% in prior year period

•	Backlog reaches $110 million

•	Revenue guidance for 2010 tightened to range of $192 million to $195 million
EAST AURORA, NY, November 4, 2010 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported sales of $49.9 million and net income of $4.6 million, or diluted earnings per share of $0.41 for its third quarter ended October 2, 2010.

	Three Months Ended			Nine Months Ended
	Oct 2,	Oct 3,	%	Oct 2,	Oct 3,	%
	2010	2009	Change	2010	2009	Change
Sales	$49,906	$48,586	2.7%	$143,931	$145,625	(1.2)%
Gross profit	$12,893	$10,120	27.4%	$35,124	$27,374	28.3%
Gross margin	25.8%	20.8%		24.4%	18.8%
SG&A	$5,667	$6,202	(8.6)%	$17,196	$18,711	(8.1)%
SG&A percent to sales	11.4%	12.8%		11.9%	12.8%
Income from Operations	$7,226	$3,918	84.4%	$17,928	$8,663	106.9%
Operating margin	14.5%	8.1%		12.5%	5.9%
Net Income	$4,647	$2,496	86.2%	$10,477	$5,853	79.0%
Net Income %	9.3%	5.1%		7.3%	4.0%

Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million
November 4, 2010

Peter J. Gundermann, President and Chief Executive Officer commented, “This was an excellent quarter for us as sales, profits and bookings for the quarter were near record highs. Our strong product positions and market diversity continue to serve us well in this challenging economy.”
Sales in the third quarter of 2010 were up 2.7% from the prior year’s third quarter. Aerospace sales, which represented 92% of total sales in the third quarter, increased 18.1% to $46.0 million in the quarter. Test Systems sales declined by $5.7 million to $3.9 million when compared with last year’s third quarter.
Consolidated gross margin and operating margin in the 2010 third quarter improved appreciably over the prior year period reflecting strong operating leverage in the Aerospace segment on higher sales volume, a lower cost structure from actions taken last year to reduce costs and improve productivity, and favorable sales mix. Also contributing to operating margin expansion was a $0.7 million decline in amortization expense on purchased intangible assets in the Test Systems segment. Engineering and development (E&D) costs, which are included in cost of sales, were relatively stable at $6.9 million in the 2010 third quarter compared with $6.8 million in last year’s third quarter.
The $0.5 million decrease in selling, general and administrative (SG&A) expense in the third quarter of 2010 compared with last year’s third quarter was primarily due to higher amortization expense for purchased intangible assets in the Test Systems business in the prior year period.
Net income in the third quarter of 2010 improved 86.2% from the 2009 third quarter. Earnings per diluted share were $0.41 in the third quarter of 2010 compared with $0.23 in last year’s third quarter, a 78.3% improvement.
Sales for the first nine months of 2010 were down 1.2% from the same period last year, reflecting the weakness in Test Systems sales which were off 58.3% in the period.
The improved margins in the first nine months of 2010 were a result of higher margins in the Aerospace segment due to leverage on increased sales volumes, more efficient cost structure, and favorable sales mix compared with 2009. Also contributing to the operating margin expansion was a $1.8 million reduction in amortization expense on purchased intangible assets in the Test Systems segment. SG&A expense as a percentage of sales was 11.9% in the nine-month period of 2010 compared with 12.8% in the first nine months of 2009. Year-to-date E&D costs were $21.0 million and $20.6 million in 2010 and 2009, respectively.
Net income for the 2010 nine-month period was $10.5 million compared with $5.9 million, an increase of 79%. Diluted earnings per share increased to $0.94 from $0.53 last year.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Sales to the commercial transport market increased in the third quarter of 2010 compared with last year’s third quarter as increased installations of in-flight entertainment and in-seat power systems by commercial airlines resulted in greater demand for Astronics cabin electronics products. Military sales were down for the quarter compared with the 2009 third quarter because requirements under Astronics’ contract for its power conditioning units for the Tactical Tomahawk concluded in the third quarter of 2009. Sales to the business jet market were slightly higher in the third quarter as demand for the Company’s aircraft lighting and airframe power products increased over last year. Higher sales to the FAA/Airport market were the result of two airport projects during the quarter.
Year to date, the sales increase in the commercial transport market reflected increased volume related to the gradual strengthening in 2010 of the commercial airline market. The decline in military sales was primarily related to the conclusion of shipments for the Tactical Tomahawk missile program. Sales to the business jet market were slightly higher, as increased airframe power sales were partially offset by a decrease of aircraft lighting product sales.

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million
November 4, 2010

Aerospace operating profit for the third quarter of 2010 was $8.8 million, or 19.1% of sales, compared with $4.7 million, or 12.0% of sales, in the same period last year. Year to date, operating profit for 2010 was $22.3 million, or 16.8% of sales, compared with $11.8 million or 9.9% of sales in 2009. Margin improvement was due to the leverage provided on higher sales volume, the effect of cost reductions and favorable product mix for both the third quarter and year-to-date periods compared with the same periods of 2009.
Bookings for the Aerospace segment during the third quarter were $58.3 million, up 45.1% over
$40.1 million in the third quarter of 2009. Backlog at the end of the third quarter was $98.0 million compared with $85.7 million at the end of the trailing second quarter.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems segment sales in the 2010 third quarter was $3.9 million compared with $9.6 million for the same period in 2009. For the first nine months of 2010, sales were $11.1 million compared with $26.6 million in the 2009 period.
Test Systems’ operating loss for the third quarter of 2010 was $0.6 million compared with an operating profit of $0.5 million in the same period last year. For the first nine months of 2010, the operating loss was $1.4 million compared with an operating profit of $0.4 million in the same period last year. The increased operating losses were due to low sales volume. This was somewhat offset by lower amortization costs related to purchased intangible assets compared with the same period last year. Additionally, the 2010 third quarter and year-to-date operating loss reflects a reduction in our estimated warranty liability of $0.5 million and $1.1 million, respectively, for the segment.
Test Systems bookings in the third quarter were $4.4 million compared with $3.9 million in the third quarter of 2009. Backlog was $12.0 million at the end of the third quarter compared with $11.6 million at the end of the trailing second quarter.
Balance Sheet
Cash generated from operations during the first nine months of 2010 was $14.6 million compared with $25.1 million in 2009. Higher net income was offset by increased investment in net working capital components. Capital expenditures in the first nine months of the 2010 were $2.6 million compared with $2.0 million in the 2009 nine-month period, and payments made to reduce long-term debt during the nine-month period of 2010 were $5.8 million compared with $6.6 million last year. The Company expects capital spending in 2010 to be approximately $3.0 million to $4.0 million.
At October 2, 2010, the cash balance was $22.1 million compared with $14.9 million at December 31, 2009 and $16.4 million at the end of the 2010 second quarter.
Outlook
The backlog at October 2, 2010 was $110.0 million, above the backlog at the end of the second quarter of 2010 of $97.3 million and above the backlog at the end of the third quarter of 2009 of $101.0 million. Approximately $47 million, of backlog is expected to ship by the end of 2010 and approximately $99 million, or 90%, of backlog is expected to ship in the next 12 months.
Mr. Gundermann concluded, “We expect our 2010 annual sales to be in the range of $192 million to $195, and most likely at the top end of that range. We expect Aerospace sales of approximately
$176 million to $178 million, up from our previous estimate of $165 million to $170 million, and Test Systems sales of approximately $16 million to $17 million, down from $20 to $25 million.”

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million November 4, 2010

Third Quarter 2010 Webcast and Conference Call
The Company will host a teleconference at 1:00 PM EDT on Thursday, November 4, 2010. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562 and entering conference ID number 359462. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 359462 and account number 3055. The telephonic replay will be available from 4:00 p.m. on the day of the call through Thursday, November 11, 2010. A transcript will also be posted to the Company’s Web site, once available.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., DME Corporation and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.Astronics.com.
For more information on Astronics and its products, visit its Web site at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million November 4, 2010

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009
Sales	$49,906	$48,586	$143,931	$145,625
Cost of products sold	37,013	38,466	108,807	118,251

Gross profit	12,893	10,120	35,124	27,374
Gross margin	25.8%	20.8%	24.4%	18.8%

Selling, general and administrative	5,667	6,202	17,196	18,711
SG&A % to Sales	11.4%	12.8%	11.9%	12.8%

Income from operations	7,226	3,918	17,928	8,663
Operating margin	14.5%	8.1%	12.5%	5.9%

Interest expense, net	641	407	1,962	1,307
Other expense (income)	12	(107)	(13)	(1,020)

Income before tax	6,573	3,618	15,979	8,376
Income tax expense	1,926	1,122	5,502	2,523

Net Income	$4,647	$2,496	$10,477	$5,853

Basic earnings per share:	$0.43	$0.23	$0.97	$0.55
Diluted earnings per share:	$0.41	$0.23	$0.94	$0.53

Weighted average diluted shares outstanding	11,340	11,031	11,198	10,943

Capital Expenditures	$1,088	$427	$2,574	$1,978
Depreciation and Amortization	$1,194	$1,954	$3,657	$5,649

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million
November 4, 2010

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	10/2/2010	12/31/2009
	(Unaudited)
ASSETS:
Cash and cash equivalents	$22,051	$14,949
Accounts receivable	28,701	30,560
Inventories	35,012	31,909
Other current assets	5,785	5,075
Property, plant and equipment, net	30,983	31,243
Other long-term assets	3,593	3,763
Deferred taxes long-term	7,258	8,131
Intangible assets	5,179	5,591
Goodwill	7,562	7,493

Total Assets	$146,124	$138,714

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,324	$6,238
Accounts payable and accrued expenses	25,520	23,398
Long-term debt	33,650	38,538
Other liabilities	9,246	10,427
Shareholders’ equity	72,384	60,113

Total Liabilities and Shareholders’ Equity	$146,124	$138,714

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009
Sales
Aerospace	$46,024	$38,958	$132,813	$118,992
Test Systems	3,882	9,628	11,118	26,633

Total Sales	$49,906	$48,586	$143,931	$145,625

Operating Profit (Loss) and Margins
Aerospace	$8,780	$4,684	$22,275	$11,779
	19%	12%	17%	10%
Test Systems	(565)	483	(1,371)	430
	(15)%	5%	(12)%	2%

Total Operating Profit	8,215	5,167	20,904	12,209

Corporate Expenses, Interest and Other	1,642	1,549	4,925	3,833

Income Before Income Taxes	$6,573	$3,618	$15,979	$8,376

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million November 4, 2010

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Nine Months Ended			2010
	10/2/2010	10/3/2009	% change	10/2/2010	10/3/2009	% change	YTD %

Aerospace Segment
Commercial Transport	$28,627	$22,230	28.8%	$80,963	$66,623	21.5%	56.2%
Military	7,349	9,203	(20.1)%	25,267	29,544	(14.5)%	17.6%
Business Jet	5,285	4,947	6.8%	17,257	16,863	2.3%	12.0%
FAA/Airport	4,763	2,578	84.7%	9,326	5,962	56.4%	6.5%

Aerospace Total	46,024	38,958	18.1%	132,813	118,992	11.7%	92.3%

Test Systems Segment
Military	3,882	9,628	(59.7)%	11,118	26,633	(58.3)%	7.7%

Total	$49,906	$48,586	2.7%	$143,931	$145,625	(1.2)%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Nine Months Ended			2010
	10/2/2010	10/3/2009	% change	10/2/2010	10/3/2009	% change	YTD %

Aerospace Segment
Cabin Electronics	$22,908	$16,586	38.1%	$63,491	$48,484	31.0%	44.2%
Aircraft Lighting	15,400	15,500	(0.6)%	48,720	49,430	(1.3)%	33.8%
Airframe Power	2,953	4,294	(31.2)%	11,276	15,116	(25.4)%	7.8%
Airfield Lighting	4,763	2,578	84.7%	9,326	5,962	56.4%	6.5%

Aerospace Total	46,024	38,958	18.4%	132,813	118,992	11.7%	92.3%

Test Systems Segment	3,882	9,628	(59.7)%	11,118	26,633	(58.3)%	7.7%

Total	$49,906	$48,586	2.7%	$143,931	$145,625	(1.2)%	100%

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Astronics Corporation Reports Third Quarter 2010 Net Income of $4.6 million, up 86% on Sales of $49.9 million November 4, 2010

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q2	Q3	Q4	Q1	Q2	Q3
	2009	2009	2009	2010	2010	2010
	7/4/2009	10/3/2009	12/31/2009	4/3/2010	7/3/2010	10/2/2010
Sales
Aerospace	$38,216	$38,958	$36,613	$43,190	$43,599	$46,024
Test Systems	8,808	9,628	8,963	3,746	3,490	3,882

Total Sales	$47,024	$48,586	$45,576	$46,936	$47,089	$49,906

Bookings
Aerospace	$34,605	$40,135	$29,270	$50,668	$46,227	$58,250
Test Systems	6,168	3,932	743	3,634	5,411	4,358

Total Bookings	$40,773	$44,067	$30,013	$54,302	$51,638	$62,608

Backlog
Aerospace	$81,807	$82,983	$75,639	$83,116	$85,744	$97,970
Test Systems	23,671	17,974	9,755	9,644	11,565	12,041

Total Backlog	$105,478	$100,957	$85,394	$92,760	$97,309	$110,011

Book:Bill Ratio
Aerospace	0.91	1.03	0.80	1.17	1.06	1.27
Test Systems	0.70	0.41	0.08	0.97	1.55	1.12

Total Book:Bill	0.87	0.91	0.66	1.16	1.10	1.25

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